Acorn Energy Announces Second Quarter and Six Month 2015 Results

Completes $2 Million Senior Secured Debt Financing

WILMINGTON, Del., Aug. 13, 2015 /PRNewswire/ — Acorn Energy, Inc. (OTCQB: ACFN), today announced the results for the second quarter and six-month periods ended June 30, 2015.

For the six-month 2015 period revenues were $9.4 million compared to $9.2 million in the 2014 six-month period. The net loss was $5.9 million vs. $9.8 million or $0.22 vs. $0.44 per share. Backlog at the end of the second quarter was $29.0 million.

For the second quarter ended June 30, 2015, revenues were $4.8 million compared to $4.7 million in the second quarter of 2014. The net loss for the quarter was $3.1 million vs. $5.5 million in the comparable 2014 period, or $0.12 vs. $0.25 per share. Second quarter and six month 2015 losses include an $850,000 or $0.03 per share non-cash impairment charge.

John Moore, CEO of Acorn Energy said, “Our DSIT business grew revenue and gross profit and returned to profitability in the second quarter. Both GridSense and OmniMetrix added to their sales force and sharpened their marketing focus which I believe will be the basis of a very strong 2016.

“DSIT has a very full pipeline of sales leads. However some of the largest opportunities are with national oil companies and have been delayed due to low oil prices. Threats to our customer’s assets persist and we believe the sales cycle has been extended but not interrupted by market conditions. GridSense has hired a new sales and service team. We are investing to better integrate our products into several large deployments which has delayed follow on revenue. We believe our commitment to our customer’s success will result in strong references and revenue growth going forward. OmniMetrix has likewise launched a very focused outbound sales and marketing push that we expect will have a big impact on the contribution of our pipeline corrosion business in 2016.

“Our financing through Leap Tide Capital Partners III allowed us to retire our term loan with Square 1 Bank and provides us resources to help fund the important market development work we are doing.”

The loan has a one-year term, is secured by all the assets of the company and bears an interest rate of 10% per annum. In addition, Leap Tide will receive 850,000 shares of common stock immediately and will be entitled to receive 179,167 shares of common stock per month until maturity or repayment of the loan. The use of proceeds is for working capital and $480,000 is allocated to reduce GridSense’s outstanding debt with Square 1 Bank.

Jan Loeb, General Partner of Leap Tide Capital Partners III will join the boards of Acorn Energy and DSIT. Mr. Loeb is the President of Leap Tide Capital Management, Inc., an investment management firm and a Director of TAT Technologies Ltd. and Gyrotron Technology Inc.

Moore stated, “We had expected to be able to finance the company entirely from the excess cash flow from DSIT, but several key receivable collections moved to the latter half of this year. We are very pleased to have Jan Loeb, a highly respected and experienced investment manager join our Board.”

DSIT

DSIT, headquartered in Israel, is a leading developer of underwater sonar detection systems to protect harbors, ships and waterside installations, as well as off-shore multi-million dollar oil and gas rigs. As of June 30, 2015 DSIT backlog was $26.6 million compared to $12.0 million as of December 31, 2014. In June of 2015, DSIT received a down payment of $6.2 million as a result of a $15.4 million order for four Hull Mounted Sonar Systems and an Anti-Submarine Warfare Trainer to be provided to an undisclosed navy.

DSIT revenue for the six month period ended June 30, 2015 was up 14% to $6,452,000 and the second quarter increased 22% to $3,415,000 compared to the six and three month periods of the prior year. Gross profit margins were 32% in the six month period ending June 30, 2015 vs. 25% for the comparable six months of 2014 while the three month period ending June 30, 2015 was 38% vs. 20% in 2014.

DSIT has agreed to lend Acorn Energy up to $5 million in 2015 and additional funds in 2016 to the extent these funds are available.

GridSense®

GridSense develops and markets remote monitoring systems for electric utilities worldwide. The company’s focus is on fault detection on power lines and transformers and the prevention of power outages.

GridSense revenue for the first half of 2015 was $1.6 million compared to $2.2 million in the first half of 2014. For the three month periods ended June 30, 2015 and 2014, revenue was $702,000 and $1,246,000, respectively. The quarterly and six-month decreases were a result of reduced backlog entering 2015.

GridSense’s new management has realigned sales and engineering to focus on those products with the most marketplace traction such as Transformer IQ®, the Line IQ®, and GridInSite.

OmniMetrix®

OmniMetrix has developed the most advanced systems for wirelessly and remotely monitoring back-up generators and devices for monitoring and control of corrosion protection systems on gas pipelines for gas utilities and pipeline companies. The company generates recurring revenue from its in-field equipment.

Revenue for the first half of 2015 was $1,363,000 compared to $1,323,000 in the first half of 2014. Second quarter 2015 revenue was $690,000 compared to $682,000 for the second quarter of 2014.

OmniMetrix is in partnership discussions with companies which are marketing to military and government agencies for protecting critical installations with emergency and backup power. There is an increasing need because of potential attacks, natural disasters and cybersecurity threats.

Conference Call Information

Acorn Energy will host a conference call on Friday, August 14, 2015 at 11:00 AM, EDT to discuss its second quarter 2015 results and developments. Participants can pre-register for the conference call and webcast by clicking here. Please note that registered participants will receive their dial-in number upon registration. Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your Outlook calendar with an invitation. Participants that would like to join the conference call, but have not registered can do so by dialing US Toll Free: (866) 652-5200, International Dial in (412) 317-6060 and asking for the “Acorn Energy Conference Call”. If you are unable to participate in the live call, a digital replay of the call will be available two hours after the end of the live call through 9:00 am EDT on September 12, 2015 by dialing US Toll Free 1-877-344-7529 or International Toll 1-412-317-0088 and entering access code – 10070926.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose three portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability. GridSense® provides monitoring for all critical points along the electricity delivery system. OmniMetrixTM remotely monitors emergency back-up power generation systems to increase their reliability. DSIT provides security solutions from underwater threats to naval and marine based energy assets. For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy’s business generally and the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor & Press Contact:
Rodney O’Connor
(212) 554-5470
Rod@cameronassoc.com

- Financial Tables to Follow -

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended		Three months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Projects	$6,304	$5,446	$3,338	$2,654
Products	2,063	2,766	930	1,563
Services	1,058	965	539	506
Total revenues	9,425	9,177	4,807	4,723
Cost of sales:
Projects	4,252	4,126	2,073	2,166
Products	1,747	2,114	947	1,163
Services	242	231	122	118
Total cost of sales	6,241	6,471	3,142	3,447
Gross profit	3,184	2,706	1,665	1,276
Operating expenses:
Research and development expenses, net of credits	1,201	1,458	636	731
Selling, general and administrative expenses	5,779	6,444	2,998	3,126
Impairments	850	-	850	-
Provision for loss - channel partner	-	649	-	649
Restructuring and related charges	-	198	-	198
Total operating expenses	7,830	8,749	4,484	4,704
Operating loss	(4,646)	(6,043)	(2,819)	(3,428)
Finance expense, net	(94)	(146)	(106)	(87)
Loss before income taxes	(4,740)	(6,189)	(2,925)	(3,515)
Income tax benefit (expense)	11	(113)	(22)	(168)
Net loss from continuing operations	(4,729)	(6,302)	(2,947)	(3,683)
Loss from discontinued operations, net of income taxes	(1,381)	(4,194)	(229)	(2,238)
Net loss	(6,110)	(10,496)	(3,176)	(5,921)
Non-controlling interest share of net (income) loss - continuing operations	17	138	(4)	113
Non-controlling interest share of net loss - discontinued operations	175	527	31	281
Net loss attributable to Acorn Energy, Inc. shareholders	$(5,918)	$(9,831)	$(3,149)	$(5,527)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders
Continuing operations	$(0.18)	$(0.28)	$(0.11)	$(0.16)
Discontinued operations	(0.04)	(0.16)	(0.01)	(0.09)
Total attributable to Acorn Energy, Inc. shareholders	$(0.22)	$(0.44)	$(0.12)	$(0.25)

Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders - basic and diluted	26,476	22,180	26,476	22,190

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of	As of
	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$896	$4,821
Restricted deposits	4,957	467
Accounts receivable, net of provisions for doubtful accounts of $41 and $143 at June 30, 2015 and December 31, 2014	4,036	4,902
Unbilled revenue	7,367	7,890
Inventory	1,209	1,374
Other current assets	1,789	1,813
Current assets - discontinued operations	4	143
Total current assets	20,258	21,410
Property and equipment, net	1,078	1,080
Severance assets	3,537	3,256
Restricted deposit	2,991	650
Intangible assets, net	753	1,211
Goodwill	535	1,031
Other assets	803	905
Total assets	$29,955	$29,543
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$3,642	$4,419
Accounts payable	3,440	2,187
Accrued payroll, payroll taxes and social benefits	1,764	1,584
Deferred revenue	6,895	1,634
Other current liabilities	3,286	3,028
Current liabilities - discontinued operations	4,405	4,693
Total current liabilities	23,432	17,545
Non-current liabilities:
Accrued severance	4,941	4,594
Other long-term liabilities	898	1,011
Total non-current liabilities	5,839	5,605
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized - 30,000,000 shares; Issued -27,277,511 shares at June 30, 2015 and December 31, 2014	272	272
Additional paid-in capital	97,983	97,607
Warrants	1,641	1,641
Accumulated deficit	(92,510)	(86,592)
Treasury stock, at cost - 801,920 shares at June 30, 2015 and December 31, 2014	(3,036)	(3,036)
Accumulated other comprehensive loss	(207)	(212)
Total Acorn Energy, Inc. shareholders’ equity	4,143	9,680
Non-controlling interests	(3,459)	(3,287)
Total equity	684	6,393
Total liabilities and equity	$29,955	$29,543